Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following:

(1)	Registration Statement (Form S-8 No. 333-13342) pertaining to the Ultra Petroleum Corp. 1998 Stock Option Plan,

(2)	Registration Statement (Form S-8 No. 333-13278) pertaining to the Ultra Petroleum Corp. 2000 Stock Incentive Plan, and

(3)	Registration Statement (Form S-8 No. 333-132443) pertaining to the Ultra Petroleum Corp. 2005 Stock Incentive Plan;

of our report dated February 24, 2014, with respect to the statement of revenues and direct operating expenses of the oil and gas properties acquired by a subsidiary of Ultra Petroleum Corp. from Axia Energy, LLC, included in this Current Report (Form 8-K/A) dated February 24, 2014.

/s/ EKS&H LLLP

Denver, Colorado

February 24, 2014